Exhibit 99.1

For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com" jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports First Quarter Results

Woodbury, NY, May 4, 2006 - Delta Financial Corporation (Amex: DFC) today reported its financial results for the three months ended March 31, 2006.

For the three months ended March 31, 2006, the Company reported net income of $6.6 million, or $0.31 per diluted share, compared to net income of $2.1 million, or $0.10 per diluted share, for the first quarter of 2005. The increase was predominantly driven by the growth of the Company’s on-balance sheet loan portfolio in connection with its transition to portfolio accounting in the beginning of 2004.

First Quarter Highlights

•	Mortgage loans held for investment, net increased to $5.1 billion at March 31, 2006, from $2.9 billion at March 31, 2005.
•	Originated $945 million in loans in the first quarter of 2006, a 13% increase over the first quarter of 2005.
•	Total cost to originate, as a percentage of loan production, was 2.3% in the first quarter of 2006.
•	Net interest income, after provision for loan losses, increased to $28.3 million in the first quarter of 2006, compared to $20.2 million in the first quarter of 2005.
•	Completed an asset-backed securitization collateralized by $875 million of mortgage loans in March 2006.
•	The average premium on whole loans sold was 3.4% in the first quarter of 2006.
•	Paid a quarterly cash dividend of $0.05 per common share on April 14, 2006 to stockholders of record on March 31, 2006.

Other Highlights

•	In April 2006, completed a private placement of 2.5 million common shares for net proceeds to the Company of approximately $19.3 million.

Distinct Business Model Characteristics

•	Securitize the vast majority of the loans we originate as we continue to build the on-balance sheet loan portfolio.
•	During the first quarter of 2006, the Company increased its concentration of fixed-rate mortgages to 84% of total loan production from 76% of total loan production in the first quarter of 2005.
•
Almost half of the total loan production continued to be originated through the Company’s retail channel during the first quarter of 2006, giving the Company one of the most diversified origination platforms in the sector.

Additional First Quarter 2006 Financial Results

For the first quarter of 2006, the Company’s net interest income, after provision for loan losses, increased to $28.3 million from $20.2 million in the first quarter of 2005. The increase in net interest income, after provision for loan losses, was attributable to the Company’s increase in its mortgage loans held for investment, net.

Other income totaled $3.4 million for the first quarter of 2006, compared to $2.9 million in the first quarter of 2005, and $3.0 million in the fourth quarter of 2005. Other income is comprised primarily of the increase in the fair value of the Company’s excess cashflow certificates, which is driven by the timing of cash receipts. The increase in the fair value is due to the better than expected loan performance on the underlying securitizations, as compared to the Company’s current assumptions used to record the fair value of its excess cashflow certificates.

The Company increased its allowance for loan losses to $41.9 million, or 82 basis points, of the outstanding net loan portfolio at March 31, 2006, compared to $16.8 million, or 57 basis points, at March 31, 2005. The overall increase in the loss allowance reflects the increase in the overall loan portfolio, the performance of the current loan portfolio, a specific provision related to Hurricanes Katrina and Rita and the seasoning of the loans held for investment.

Hugh Miller, president and chief executive officer stated, “It has long been our strategy to securitize the overwhelming majority of the loans we originate. Since switching to portfolio accounting in the beginning of 2004, and consequently building our on-balance sheet loan portfolio, we essentially have locked in a future flow of income with each securitization. In 2006, we expect to generate at least $40 million of net interest income in 2006, after provision for loan losses and net of taxes, exclusively from the loan portfolio outstanding at the end of 2005,” said Mr. Miller.

Mr. Miller explained, “The amount of income the portfolio generates is driven by the size of the portfolio and the length of time the loans remain in the portfolio and perform. Our on-balance sheet loan portfolio grew to $5.1 billion at the end of the first quarter of 2006 from $2.9 billion one year ago. By the end of 2006, we expect our loan portfolio to increase by at least 35 percent over our year-end 2005 loan portfolio balance of $4.6 billion.” Mr. Miller continued, “Furthermore, over the past two quarters, the rate of prepayments on our mortgage loan portfolio has slowed despite the fact that prepayments generally increase as a portfolio becomes more seasoned. We attribute the slower prepayments to the significant amount of fixed-rate loans in our loan portfolio and the rising interest rate environment of the past several quarters. Since we retain the vast majority of the loans we originate on our balance sheet, we expect to generate greater profitability as prepayments slow and the loans remain in the portfolio for a longer period of time, thus generating a greater amount of net interest income. Although we experienced a slower year-over-year origination growth rate in the first quarter of 2006 due to both seasonality and a higher interest rate environment, we believe the slower than expected prepayments in the existing loan portfolio largely offset the effects that lower origination growth would have had on our net interest income.”

Loan Originations and Characteristics
The following tables provide information on the Company’s loan originations by loan type and origination channel for the three months ended March 31, 2006 and 2005:

	For the Three Months Ended March 31,
	2006	2005
Loan Type:
Fixed-Rate Mortgages	84%	76%
Adjustable-Rate Mortgages	16%	24%
Total	100%	100%

(Dollars in thousands)	For the Three Months Ended March 31,				Percentage Change
	2006		2005
Origination Channel:
Wholesale	$518,031	55%	$467,450	56%	11%
Retail	426,693	45%	369,270	44%	16%
Total	$944,724	100%	$836,720	100%	13%

Secondary Marketing (Securitization and Loan Sales)
During the first quarter of 2006, the Company closed a securitization under its Renaissance Mortgage shelf, collateralized by $875 million of mortgage loans. The Company used a senior-subordinate securitization structure and issued a NIM note (a net interest margin note primarily collateralized by the excess cash flows of the underlying securitization). The Company also sold approximately $165 million in loans on a whole-loan basis during the first quarter of 2006 for an average whole-loan sale price of 3.4 percent.

The following table sets forth certain information regarding loan securitizations and loans sold on a whole-loan basis during the three months ended March 31, 2006 and 2005:

	For the Three Months Ended March 31,
(Dollars in thousands)	2006	2005
Loan securitizations - portfolio based	$875,000	$749,999
Whole-loan sales	164,711	105,419
Total securitizations and whole-loan sales	$1,039,711	$855,418

Conference Call and Webcast
The Company will host a conference call to discuss its financial results at 10AM EDT today, Thursday, May 4, 2006. The live conference call can be accessed by dialing (866) 585-6398 (domestic) or (416) 849-9626 (international). A live listen-only webcast of the conference call will be available on Delta Financial's website at http://www.deltafinancial.com in the Corporate Highlights portion of the Investor Relations section of the website. A replay of the conference call and the question/answer session will be available on Delta Financial’s website two hours after the live call is completed, and will be available through Thursday, May 18, 2006. The telephone replay can be accessed by dialing (800) 677-8546 (domestic) or (402) 220-1452 (international), and using the digital pin number: 8179007.

About the Company
Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. The Company’s loans are primarily secured by first mortgages on one- to four-family residential properties. The Company originates non-conforming loans primarily in 34 states. Loans are originated through a network of approximately 3,000 independent brokers and the Company’s retail offices. Since 1991, the Company has completed 47 asset-backed securitizations, collateralized by approximately $15.7 billion in mortgage loans.

Important Information Regarding Forward Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, net interest income, growth, loan production, cost to originate, the advantages of the Company’s retail platform and emphasis on originating fixed-rate loans. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the captions “Business-Forward Looking Statements” and “Risk Factors” and our Form 10-Q under the caption “Risk Factors.” We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended March 31,
	2006	2005
Interest income	$101,973	$54,876
Interest expense	67,266	27,783
Net interest income	34,707	27,093
Provision for loan losses	6,404	6,864
Net interest income after provision for loan losses	28,303	20,229

Non-interest income:
Net gain on sale of mortgage loans	7,236	5,292
Other income	3,376	2,851
Total non-interest income	10,612	8,143

Non-interest expense:
Payroll and related costs	17,030	15,154
General and administrative	11,337	9,795
Gain on derivative instruments	(275)	(16)
Total non-interest expense	28,092	24,933

Income before income tax expense	10,823	3,439
Provision for income tax expense	4,237	1,380
Net income	$6,586	$2,059

Per Share Data:
Basic - weighted average number of shares Outstanding	20,497,408	20,295,874
Diluted - weighted average number of shares Outstanding	21,360,176	21,236,140

Net income applicable to common shares	$6,586	$2,059

Basic earnings per share - net income	$0.32	$0.10
Diluted earnings per share - net income	$0.31	$0.10

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	At March 31, 2006	At December 31, 2005
Assets:
Cash and cash equivalents	$5,695	$4,673
Mortgage loans held for investment, net of discounts and deferred origination fees	5,123,609	4,663,662
Less: Allowance for loan losses	(41,911)	(36,832)
Mortgage loans held for investment, net	5,081,698	4,626,830
Trustee receivable	73,515	56,164
Accrued interest receivable	29,307	26,952
Excess cashflow certificates	5,056	7,789
Equipment, net	6,956	6,688
Accounts receivable	4,046	5,123
Prepaid and other assets	35,678	30,508
Deferred tax asset	49,662	54,875
Total assets	$5,291,613	$4,819,602

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$1,849	$1,921
Warehouse financing	123,177	222,843
Financing on mortgage loans held for investment, net	4,992,688	4,436,938
Other borrowings	4,200	4,785
Accrued interest payable	16,279	13,091
Accounts payable and other liabilities	36,260	33,242
Total liabilities	5,174,453	4,712,820

Stockholders’ Equity
Common stock	207	207
Additional paid-in capital	121,194	121,561
Accumulated deficit	(9,529)	(15,077)
Accumulated other comprehensive income, net of taxes	6,606	2,536
Unearned common stock held by stock incentive plan	--	(1,127)
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	117,160	106,782
Total liabilities and stockholders’ equity	$5,291,613	$4,819,602